Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Edward Nebb
Comm-Counsellors, LLC
203-972-8350
enebb@optonline.net

LAZARE KAPLAN INTERNATIONAL INC. REPORTS
FOURTH QUARTER AND FISCAL 2008 YEAR-END RESULTS

NEW YORK, N.Y. – September 8, 2008 – Lazare Kaplan International Inc. (AMEX: LKI) today announced financial results for the fourth fiscal quarter and year ended May 31, 2008.

     For the fourth quarter and fiscal year ended May 31, 2008, net sales were $94.4 million and $369.7 million, respectively as compared to $96.9 million and $434.4 million for the comparable prior year periods. Gross margin for the fourth quarter and fiscal year ended May 31, 2008 was 10.4% and 8.9%, respectively compared to 5.6% and 5.3% in the comparable prior year periods.

     The decrease in sales for the fourth quarter and fiscal year 2008 primarily reflects a reduction in sales from rough diamond trading operations offset in part by increased polished sales of both branded and fine cut commercial diamonds.

     Net income for the fourth quarter and fiscal year ended May 31, 2008 was $3.2 million, or $0.38 per fully diluted share, and $7.2 million, or $0.86 per fully diluted share, compared to a net income / (loss) of $0.2 million, or $0.02 per fully diluted share, and $(3.0) million, or $(0.36) per fully diluted share, in the respective prior year periods. Fully diluted earnings per share for the fourth quarter and fiscal year ended May 31, 2008 are based on the weighted average number of shares outstanding of 8,359,317 and 8,343,657, as compared to 8,315,210 and 8,207,006 in the comparable prior year periods.

     The Company expects that the decline in U.S. economic activity, the contraction of credit availability and the more conservative mindset of the consumer will seriously affect the diamond and diamond jewelry business in the coming months as demand is principally driven by discretionary spending. Though new markets have opened in other parts of the world, the U.S. remains the major demand driver, and we anticipate that the international markets will also be affected by the economic slowdown. Thus, a cautionary note is in order at this time.

     Lazare Kaplan International Inc. sells its diamond and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of or demand for the Company's products, pricing pressures, adequate supply of rough diamonds and other competitive factors. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.

(Financial table to Follow)

FINANCIAL HIGHLIGHTS

May 31,	Three Months Ended		Twelve Months Ended
(In thousands, except share and per share data)	2008	2007	2008	2007

Net sales	$94,381	$96,854	$369,671	$434,406
Cost of sales	84,598	91,422	336,950	411,523
	9,783	5,432	32,721	22,883
Other Income	55	-	4,755	-
	9,838	5,432	37,476	22,883
Selling, general and administrative expenses	8,115	6,844	31,085	25,691
	1,723	(1,412)	6,391	(2,808)
Interest expense, net of interest income	(1,171)	(832)	(5,295)	(5,856)
Equity in income / (loss) of joint ventures	3,802	2,352	8,658	3,913
Income / (loss) before income tax provision
and minority interest	4,354	108	9,754	(4,751)
Income tax provison/(benefit)	1,114	(46)	2,494	(1,775)
Minority Interest	(62)	-	(62)	-
NET INCOME / (LOSS)	$3,178	$154	$7,198	$(2,976)

EARNINGS / (LOSS) PER SHARE

Basic earnings / (loss) per share	$0.39	$0.02	$0.87	$(0.36)
Average number of shares outstanding
during the period	8,252,679	8,228,467	8,255,408	8,207,006

Diluted earnings / (loss) per share	$0.38	$0.02	$0.86	$(0.36)
Average number of shares outstanding during
the period, assuming dilution	8,359,317	8,315,210	8,343,657	8,207,006